Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of Renasant Corporation of our reports dated February 23, 2024, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Renasant Corporation, appearing in the Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and related Joint Proxy Statement/Prospectus.

/s/ HORNE LLP

Memphis, Tennessee
August 30, 2024